EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

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Regions Financial Corp. Names Al Yother as Chief Financial Officer

BIRMINGHAM, Ala., April 13, 2007 – Regions Financial Corp. (NYSE:RF) announced today that controller Alton E. “Al” Yother has been named chief financial officer. Yother has more than 25 years of banking experience and has served as Regions’ controller and principal accounting officer since completion of Regions’ merger with AmSouth Bancorporation. Yother was AmSouth’s CFO at the time of the merger.

“Al has played a key role throughout the merger, thoroughly understands our company, and has an outstanding record of strategic financial management, all of which will ensure a smooth transition,” said Dowd Ritter, Regions’ president and chief executive officer. “Regions is fortunate to have someone with Al’s talent and experience able to assume these duties immediately.”

Yother will report to Ritter and will join the company’s Executive Council, which sets the strategic direction for the company.

Bryan Jordan, Regions’ former chief financial officer, has resigned to accept a position at another financial services company.

“We understand Bryan’s decision and wish him much success in his new position,” Ritter said. “Bryan has served Regions well and has been an outstanding leader. We hold him in the highest regard and thank him for his service and leadership.”

Biographical information on Al Yother

Al Yother, 54, served as chief financial officer at AmSouth prior to its merger with Regions, having joined AmSouth in November 2004 as controller. Prior to joining AmSouth, Yother worked for SouthTrust Corp. for 24 years in roles with responsibility for management accounting, mergers and acquisitions, tax, asset/liability management, investor relations, financial accounting and strategic planning. His positions at SouthTrust included treasurer, controller and ultimately senior financial officer.

Yother graduated from the University of Alabama with a bachelor’s degree in finance. He is a member of the board of directors of Hibbett Sporting Goods, Inc., and serves on the Dean’s Executive Advisory Board for the Samford University School of Business.

About Regions

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With more than $140 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates some 2,000 AmSouth and Regions banking offices and a 2,800-ATM network. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.